UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported): May 10, 2010

INFINITY PROPERTY AND CASUALTY CORPORATION

(Exact name of Registrant as specified in its Charter)

Ohio	000-50167	03-0483872
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3700 Colonnade Parkway, Birmingham, Alabama 35243

(Address of Principal Executive Offices) (Zip Code)

(205) 870-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act 17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 10, 2010, Infinity Insurance Company (the “Company”), a subsidiary of Infinity Property and Casualty Corporation, entered into a real estate purchase and sale agreement (the “Agreement”) with SG/SPV PROPERTY I, LLC (the “Seller”). Under the terms of the Agreement, the Company will purchase certain property (the “Property”) situated at or about 3760 River Run Drive, Birmingham, Alabama 35243, which includes approximately 111,602 square feet of net rentable area that the Company currently leases from the Seller, at a net purchase price of $16,058,263. Upon execution of the Agreement, the Company provided the Seller with an earnest money deposit of $1,692,975. Provided that Seller satisfies certain conditions set forth in the Agreement, the earnest money deposit is non-refundable.

The Property is currently subject to a mortgage. The Agreement is contingent upon certain parties, which have an interest in such mortgage, consenting to the Seller’s sale of the Property to the Company. The Agreement provides that the Seller shall use all commercially reasonable efforts to obtain such consent, and the parties have no reason to believe that such consent will be withheld.

In addition to the foregoing, the Agreement contains customary representations, warranties and covenants, and remedies in the event of default by either party. The Agreement sets forth the timing of the closing, the closing requirements and the apportionment of closing and other costs between the parties, and contains additional and customary terms and conditions.

The foregoing summary is not intended to be comprehensive and is qualified in its entirety by the full text of the Agreement, a copy of which is attached hereto as Exhibit 10 and incorporated by reference as if fully set forth herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10	Real Estate Purchase and Sale Agreement, dated as of May 10, 2010, by and between Infinity Insurance Company, as purchaser, and SG/SPV PROPERTY I, LLC, as Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PROPERTY AND CASUALTY CORPORATION

By:	/s/ Samuel J. Simon
Name:	Samuel J. Simon
Title:	Executive Vice President, General Counsel and Secretary

Date: May 13, 2010